Exhibit 99.1
May 23, 2019

For more information contact
Steve P. Foster, CEO
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: LCNB Corp. elects Craig Johnson to its Board

Lebanon, Ohio: LCNB Corp. (Symbol: LCNB) The Board of Directors of LCNB Corp. and its wholly owned subsidiary, LCNB National Bank, has appointed Craig M. Johnson to its Board. Mr. Johnson will be sworn in at the June Board meeting.

Mr. Johnson is a Certified Public Accountant. He has over thirty-seven years’ experience working in the public accounting and private industry sectors. Most recently, Mr. Johnson retired as Principal from the regional public accounting firm of Clark Schaefer Hackett & Co. Prior to that, he served as Partner for the public accounting firm of J.D. Cloud & Co. LLP. He previously worked as the Cincinnati market controller for PNC Financial Corp., after serving as audit senior manager for KPMG. While serving in public accounting, he concentrated on providing audit, accounting and consulting services to clients in the financial services industry, SEC registrants and employee benefit plans. His responsibilities at PNC Financial Corp., included coordinating local market accounting and reporting functions, acquisitions and divestitures, and profitability analyses of business segments and products.

Mr. Johnson currently serves as Treasurer and Board Member of the Clifton Cultural Arts Center, is the Finance Director on the Leadership Council of Clifton United Methodist Church, and serves on the audit committee of Easter Seals Tristate. He has also served on a variety of audit committees and not-for-profit boards, including the American Red Cross - Greater Cincinnati Chapter, the Freestore/Foodbank and the Leukemia Society Cincinnati Chapter.

Mr. Johnson is a member of the Ohio Society of Certified Public Accounts and the American Institute of Certified Public Accounting. He is a graduate of Purdue University and received his MBA from Miami University.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.